Exhibit – 10.38

Summary of Material Terms of Employment

Danielle Spehar

General Counsel

(Effective March 1, 2019)

Position:

General Counsel, reporting directly to Joel Agree, Chief Executive Officer and President of Agree Realty Corporation (“ADC”).  ADC has its sole and exclusive discretion to change, extend or to curtail the precise services and duties to be performed.

Employment At-Will:	Employment is “at-will.” There is no guaranty that employment by ADC is for any period of time and employment may be terminated for any reason whatsoever or for no reason and with or without cause.
Annual Base Salary and Cash Bonus: [2]

$250,000.00, payable in accordance with ADC’s normal payroll practices and subject to all required withholdings and deductions, with annual cash bonus target of $75,000.00 (with a range of $50,000.00 to $100,000.00) based on the achievement of metrics set by management.

Long-Term Incentive Compensation: [2]

Eligible to receive, on an annual basis, restricted stock of ADC.  The estimated annual amount for the 2019 calendar year is targeted to be $200,000.00.  The amount of the annual restricted stock awards will depend on the satisfaction of certain corporate performance goals (as will be detailed from time to time in the future), which will account for 75% of the award determination, with the remaining 25% of the determination based on ADC’s exercise of its discretion.  Such awards are subject to ADC’s existing programs and agreements, including applicable vesting and forfeiture provisions.

Benefits:	Entitled to the same employee benefits, on generally the same terms, as those made available to other ADC employees at the same level.
Confidentiality and Restrictive Covenants:	Subject to confidentiality, non-compete, non-solicitation and non-disparagement requirements and certain other restrictive covenants.